Exhibit 99.1

McCLATCHY ANNOUNCES RESTRUCTURING PLAN

Sacramento, CA, June 16, 2008 - The McClatchy Company (NYSE: MNI) announced today that it plans to reduce its workforce by about 10% as the company accelerates efforts to manage through today’s difficult advertising market and position itself for future success in an increasingly competitive environment."We have been transitioning steadily and successfully from a traditional newspaper company to an integrated multimedia company for some time,” said McClatchy CEO Gary Pruitt. “The effects of the current national economic downturn – particularly in real estate, auto and employment advertising – make it essential that we move faster now to realign our workforce and make our operations more efficient. I’m sorry this requires the painful announcement we are making today, but we’re taking this action to help ensure a healthy future for our company.”McClatchy said it is reducing workforce through both voluntary and involuntary separations, as well as managed attrition, involving about 1,400 full-time equivalent employees (FTE’s). The company will retain its strategic focus on sales, news and online operations as it realigns operations, with decisions about the size and profile of changes differing by location. McClatchy historically has not used broad layoffs to manage staff size, relying instead on attrition and selected job eliminations through outsourcing. This has been an effective strategy, resulting in workforce reduction of 13% between the end of 2006 and April 2008, but today’s more competitive media environment and challenging operating conditions mean the company must move more aggressively to shape the overall workforce."It’s important to recognize this move as part of a continuing, strategic vision for successful future operations, not solely a response to today’s adverse conditions,” Pruitt said. “McClatchy is committed to remaining a healthy, profitable company positioned not only to meet current challenges, but to take full advantage of opportunities for growth as we restructure to support our mission of delivering high quality news and information. Our five-year plan has recognized the need for a workforce smaller than today’s; in adjusting to the current economic environment, we find we must move more quickly to that goal.”McClatchy’s cash expenses were down 10.5% in the first quarter of 2008 and FTE count was down 7.5% from prior year.

The moves announced today will produce annual savings of about $70 million from staff reductions as part of a plan to reduce overall expenses by $95 million to $100 million over the next four quarters. Combined with previous expense control initiatives, the company expects to reduce non-newsprint cash expense in the low double-digit percentage range over the balance of 2008 excluding severance costs of about $30 million.
McClatchy has continued to grow total audience even in today’s economic climate. Adding newspaper readership to the unduplicated reach of online, digital and niche products, the company’s local media franchises in 29 premium markets nationwide reach on average 70% of the adults in their communities. Online audience growth of 25% in 2007 far outpaced industry averages, and the first quarter of 2008 saw even more dramatic growth of 41%."Growing audience has always been the best predictor of future success for any media company, and in our case it is also an essential foundation for our public service mission,” said Howard Weaver, McClatchy’s vice president, news. “As difficult as it is to say farewell to valued colleagues, we continue to employ by far the largest and most experienced newsrooms in each of our communities and will continue to do so. They enjoy greater reach and employ better tools today than ever in our 151-year history, and we do not intend to slack in pursuing our obligations.”McClatchy said the company would work to ensure a smooth transition during the downsizing, providing severance payments and benefit continuation to affected employees. "We will move as quickly as possible to inform those affected by this plan and will work hard to treat them with the respect owed to colleagues whom we will all miss," said Heather Fagundes, the vice president for human resources at the company.

About McClatchy

The McClatchy Company is the third largest newspaper company in the United States, with 30 daily newspapers, approximately 50 non-dailies, and direct marketing and direct mail operations. McClatchy also operates leading local websites in each of its markets which extend its audience reach. The websites offer users comprehensive news and information, advertising, e-commerce and other services. Together with its newspapers and direct marketing products, these interactive operations make McClatchy the leading local media company in each of its premium high growth markets. McClatchy-owned newspapers include The Miami Herald, The Sacramento Bee, the Fort Worth Star-Telegram, The Kansas City Star, the Charlotte Observer, and The (Raleigh) News & Observer.

McClatchy also owns a portfolio of premium digital assets, including 14.4% of CareerBuilder, the nation's largest online job site, and 25.6% of Classified Ventures, a newspaper industry partnership that offers two of the nation's premier classified websites: the auto website, cars.com, and the rental site, apartments.com. McClatchy is listed on the New York Stock Exchange under the symbol MNI.

Additional Information:

Statements in this press release regarding future financial and operating results, including revenues, anticipated savings from cost reduction efforts, cash flows, debt levels, as well as future opportunities for the company and any other statements about management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” estimates and similar expressions) should also be considered to be forward-looking statements.  There are a number of important risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including:  the duration and depth of an economic recession in markets where McClatchy operates its newspapers may reduce its income and cash flow greater than expected; McClatchy may not consummate contemplated transactions which may enable debt reduction on anticipated terms or at all; McClatchy may not achieve its expense reduction targets or may do harm to its operations in attempting to achieve such targets; McClatchy’s operations have been, and will likely continue to be, adversely affected by competition, including competition from internet publishing and advertising platforms; McClatchy’s expense and income levels could be adversely affected by changes in the cost of newsprint and McClatchy’s operations could be negatively affected by any deterioration in its labor relations, as well as the other risks detailed from time to time in the Company’s publicly filed documents, including the Company’s Annual Report on Form 10-K for the year ended December 30, 2007, filed with the U.S. Securities and Exchange Commission. McClatchy disclaims any intention and assumes no obligation to update the forward-looking information contained in this release.